                                                                    Exhibit 99.1

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                                                                             | RELEASE
AMERICAN ITALIAN PASTA COMPANY                                               |

Contact:
Warren Schmidgall,
EVP & Chief Financial Officer
816/584-5636
wschmidgall@aipc.com

FOR IMMEDIATE RELEASE

Based on Rapidly Changing Pasta Market Conditions,

American Italian Pasta Company Lowers Guidance for 2004 and will

Report Second Quarter Sales and Profits Below Internal Targets

   •   Pasta consumption declines accelerating

   •   AIPC responds with reduced carb products

   •   Second quarter sales and profits below internal targets and will include charge for new product development and start-up costs

   •   Lower sales and profit outlook for 2004 but market share gains expected

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KANSAS CITY, MO, April 12, 2004---  American  Italian Pasta Company (NYSE:  PLB)
announced  today that based on rapidly  changing  pasta market  conditions it is lowering  guidance  for 2004 and will report  second  quarter  sales and profits below internal targets.

PASTA MARKET CONDITIONS

     Consistent with the trends facing many food categories,  the pasta category had  accelerating  declines in consumer demand during the quarter ended April 2,
2004. Retail consumption of dry pasta, as measured by AC Nielsen, declined by 7%
in  volume  for the 13 weeks  ended  March 20,  2004,  double  the 3-4%  decline experienced in all channels in the first

                                     -more-

AIPC
April 12, 2004

fiscal  quarter.  Consumption  declines of over 10% were  experienced by several major U.S. retailers reflecting the consumer diet changes,  exacerbated by labor strikes and changes in their category pricing and margin strategies.

     The lack of a stable and predictable  market environment makes it much more difficult  for AIPC to  predict  volume  and  market  share  development  with a reasonable amount of certainty.

NEW PRODUCT SHOWING EXCELLENT INITIAL BRANDED SALES PROGRESS

     AIPC  believes that the current  pasta market  trends are  principally  the result of low carb diets and broader carb  consciousness  among U.S.  consumers.
Accordingly,  one of our major  strategic  thrusts  over the last six months has been the  development and national launch of a portfolio of low and reduced carb pasta products across all of the Company's  Strategic Business Units (SBU's) and
classes of trade.

     The Company is very  pleased  with our progress to date on this complex and far-reaching  project.  The product  development,  manufacturing and operational start-up  have  created  products  generating  very  favorable  feedback  in our consumer  research.  The new products are formulated  with patented  ingredients that are exclusively  available to AIPC in the pasta  category.  The ingredients are much more costly than our standard raw  materials,  currently in high demand and  more  challenging  to work  with.  While  these  characteristics  generated significant  upfront  development  costs,  we believe we have  created  superior products with meaningful barriers to replication.

     Retail  distribution  and speed to market  have  been  excellent,  with our branded  products being accepted by over 95% of U.S.  grocery  outlets (ACV) and already on shelf in approximately one-third of U.S. supermarkets as of March 31,
2004.  Net  revenues  generated  from the low and reduced  carb  pastas  totaled approximately  $8 million  for the  quarter,  up from $2.7  million in the first quarter,  and drove strong overall  revenue growth from our Brands and Specialty business.

     Customized  product  development  for several major  Industrial and Private
Label  customers  has been  successfully  completed,  but the  timing  of market introduction  by our customers is not within our control.  Our business plan for
2004 anticipated revenue and profit contributions from these two segments in the second quarter,  which did not occur.  However, we have commitments from several
Private Label and two major  Ingredient  customers we currently  expect to start shipping prior to fiscal year end  representing  timing issues on this important aspect of the new product program.

PRELIMINARY SECOND QUARTER SALES RESULTS SHOW GROWTH BUT BELOW INTERNAL TARGETS

     AIPC  expects  to  report  net  revenues  of  approximately   $113  million
representing 2% growth over the $110.7 million reported in the year ago quarter.
The sources of growth will include the following:

                                     -more-

AIPC
April 12, 2004

     •    Branded  revenues  grew by over 10%  versus the year ago  quarter  due primarily to initial  shipments  of the reduced  carb  pastas.  AIPC's brands  outperformed  the -7% category volume decline by approximately
          2%.

     •    Our  Specialty  business  grew  dramatically  during the quarter as we continued to expand this strategic growth platform  including low carb pastas under the Atkins Quick Quisine(TM) brand.

     •    Increase in the revenue recognized from the Subsidy Offset Act of 2002 to $1,500,000  from $600,000 in the prior year quarter.  AIPC recorded
          this   revenue   during   the   quarter   after   receiving    written
          acknowledgement  from U.S.  Customs that our claim is valid.  The $1.5 million  recognized  is  based on our  expected  share  utilizing  the government's  formula and will be collected in a future period. In the prior  year we  recognized  $600,000  per  quarter  or a total of $2.4 million for the fiscal year.  As previously  disclosed,  AIPC will not pro-rate the amount over the fiscal year in 2004 and future periods.

     Partially  offsetting  these growth  sources were declines in Private Label and Ingredient revenues:

     •    Our Private Label  revenue  performance  was slightly  better than the overall  Private Label category  trends,  but we had budgeted  revenue growth driven by new customer gains (some now delayed to third quarter start-up),  reduced  carb product  shipments  (which have been delayed until future periods) and healthier category performance.

     •    Our Ingredient  revenue declined over 20% versus prior year, which was not  anticipated.  Weaker consumer demand for our customers'  products was  "compounded" by trade and our customers'  inventory  adjustments.
          Given we are an  additional  step  removed  from the  consumer in this
          business,   we  have  less   visibility   and  control  over  expected
          performance.

     An important takeaway from these market  developments is that by continuing to implement our New Balance  Strategy,  including  our new products,  we gained
Branded and total Retail market share in a profitable  manner during a period of deteriorating market conditions. In fact, the most recent 4-week Nielsen period, which included a small contribution from the new products,  showed AIPC's brands significantly outperforming the category and all major competitors.

     Actual sales  results are only a few days old and we are now  preparing our financial statements in preparation for our earnings release and conference call on April 28, 2004.  Profit  developments for the quarter will reflect lower than planned sales and manufacturing  volumes, as well as cost increases;  increasing per unit costs and reducing margins in our base business. Furthermore, given the current  industry and  competitive  dynamics,  and our  strategic  commitment to increase  market share,  we are  maintaining  and in some instances  increasing, promotional and marketing support for our brands.

     During  the  quarter,   the  Company   incurred   significant  new  product
development and start-up costs.  These costs represent the upfront  "investment"
in a portfolio  of new  products

                                     -more-

AIPC
April 12, 2004

that we expect to help mitigate the impact of general pasta consumption declines on the Company. These costs included:

     •    Formulation  development and product testing of a portfolio of low and reduced carb products;

     •    Incremental  manufacturing  and logistics  costs  including  unplanned downtime on dedicated  lines,  efficiency  losses,  and excess product waste;

     •    Overcoming limited  short-term raw material  availability and sourcing issues (blending, transportation, etc.); and

     •    Research and development, quality assurance, outside testing and other direct product development costs.

     We are encouraged that new product  operational  performance is approaching our budgeted cost estimates.  We currently  expect to record a Provision for New
Product  Development  and Start-up  Costs of  approximately  $2.6 million in the second quarter, and between $1.0 and $1.5 million in the third quarter of 2004.

     In summary,  based on  preliminary  estimates  for the second  quarter,  we expect to report Net  Income of  $7.5-$7.8  million  or  40(cent)-42(cent)/share
(approximately  $9.2-$9.5  million  and  49(cent)-51(cent)/share  excluding  the
Provision for New Product  Development and Start-up Costs). Our current estimate is below the $8.9 million and 48(cent)/share reported in the year ago quarter.

STRATEGIC OUTLOOK FOR CONTINUED PROFITABLE INDUSTRY LEADERSHIP

     Timothy S. Webster, President and Chief Executive Officer, stated, "For the second half of fiscal year 2004,  we believe  that the consumer  trends  driving declines in traditional pasta consumption and sales will continue.

     "At this time we are the  leading  manufacturer  and  marketer  of low carb pasta  (Atkins) and reduced  carb pasta  (where we have first mover  advantage), however,  it is too early to predict and quantify  consumer  demand for this new category of pasta  products.  We believe that our new products  could become the market leader in an important new segment of the pasta  market.  However,  we do not believe  that in the short term,  new product  volumes will  compensate  for volume declines of traditional pasta.

     "With our new  product  offering,  we expect  to  strengthen  the image and market share of our power regional  brands.  In spite of the current pressure on financial  results,  we intend to  implement  in full our planned  new  consumer marketing program with a major awareness program in May and June, supporting our excellent distribution level.

     "We are also proactively  evaluating the alignment of our factories for new and traditional pasta products and examining our current and targeted  inventory levels to better align them with expected market demand.  At this point in time, we anticipate reducing  production  schedules in our plants during the summer to modify  some  of  our  processes  for  more  efficient  and  broader

                                     -more-

AIPC
April 12, 2004

geographic  manufacturing  of our  new  reduced  carb  products  and  to  reduce inventory levels without affecting our excellent  customer service  performance.
The  necessary  adjustments  will increase per unit  manufacturing  costs in the short term  increasing near term profit  challenges,  but better position us for the future."

     Horst W. Schroeder,  Chairman of the Board, further stated, "In summary, we believe that the rapidly changing market conditions have confronted our industry with significant  challenges.  The change in consumer  preferences and resulting volume declines may actually  increase price  competition in the short term, and should be  increasing  the pressure on needed  capacity  rationalization  in the pasta  industry.  We believe we remain the low cost  producer  and market  share leader in pasta,  with a strong financial  position as the one stop shop for all of our  customers'  pasta  requirements.  All of this makes us confident we will profitably advance our leadership position in the pasta industry.

     "We  believe  that we need to invest now in this long term  vision of pasta industry leadership realizing that it will impact our targeted financial results significantly  in fiscal 2004.  At this time of  uncertainty  over the depth and magnitude of pasta market changes and the consumer response to our new products, it is much more challenging to predict future financial  results for AIPC with a reasonable  amount of certainty.  Our current  expectations  for our fiscal year
2004 include the following directional guidance:

     •    Flat/slight increases in volumes compared to 2003.

     •    Slight revenue growth  (significantly  influenced by consumer response to our new reduced carb products).

     •    Slight declines in Net Income and earnings per share compared with the
          $42.6 million and $2.31 reported in 2003.

     While we work to implement the  strategies  outlined  above and monitor the category  trends and new product  sales  performance,  we will  provide  regular updates.  The next update will include our second quarter  earnings  release and conference call scheduled for April 28, 2004."

     Founded in 1988 and based in Kansas City, Missouri,  American Italian Pasta
Company is the  largest-  and the  fastest-growing  producer and marketer of dry pasta in North  America.  The Company  has five  plants  that are  strategically located in Excelsior  Springs,  Missouri,  Columbia,  South  Carolina,  Kenosha,
Wisconsin,   Tolleson,   Arizona,  and  Verolanuova,   Italy.  The  Company  has
approximately 710 employees located in the United States and Italy.

     The statements by the Company contained in this release regarding  expected results for the second fiscal  quarter of 2004,  and current  outlook for fiscal
2004 are  forward-looking  and  based on  current  expectations.  Actual  future results could differ materially from those  anticipated by such  forward-looking statements.  The differences could be caused by a number of factors,  including, but not  limited  to, our  dependence  on a limited  number of  customers  for a substantial  portion of our  revenue,  our ability to manage rapid  growth,  our ability to obtain  necessary  raw  materials  and minimize  fluctuations  in raw material prices,  the impact of the highly  competitive  environment in which we operate,  reliance  exclusively  on  a  single  product

                                     -more-

AIPC
April 12, 2004

category,  our limited  experience  in the branded  retail pasta  business,  our ability to attract and retain key  personnel,  our  ability to  cost-effectively transport  our  products  and  the  significant  risks  inherent  in our  recent international expansion. For additional discussion of the principal factors that could  cause  actual  results to be  materially  different,  refer to our Annual
Report on Form 10-K dated  December  30,  2003,  filed by the  Company  with the
Securities and Exchange  Commission,  any  amendments  thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events.